Exhibit 99.1
COMMUNITY HEALTH SYSTEMS ANNOUNCES
NEW 5 MILLION SHARE OPEN MARKET SHARE REPURCHASE
     FRANKLIN, Tenn. — (December 13, 2006) — Community Health Systems, Inc. (NYSE: CYH) today announced its Board of Directors has approved a new open market share repurchase program for up to five million (5,000,000) shares of the Company’s Common Stock.
     The open market repurchase program succeeds an existing share repurchase program for up to five million (5,000,000) shares of the Company’s Common Stock, which program was initiated on January 13, 2006 and was concluded on November 8, 2006, when the aggregate number of shares of Common Stock repurchased equaled five million (5,000,000). The total cost of purchases (including commissions) pursuant to that program was $176,315,468, of which 1,175,200 shares at an aggregate cost of $38,650,090 were repurchased in the fourth quarter of 2006.
     The new open market repurchase program will commence on December 13, 2006, and will terminate on the earlier to occur of the purchase of an aggregate of five million (5,000,000) shares of Common Stock under the new open market stock repurchase program, not to exceed total purchases of $200,000,000, or December 12, 2009. The Company had approximately 94,996,199 million shares outstanding as of December 13, 2006.
     Located in the Nashville, Tennessee, suburb of Franklin, Community Health Systems is a leading operator of general acute care hospitals in non-urban communities throughout the country. Through its subsidiaries, the company currently owns, leases or operates 77 hospitals in 21 states. Its hospitals offer a broad range of inpatient medical and surgical services, outpatient treatment and skilled nursing care. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol “CYH.”
Statements contained in this news release regarding expected stock transactions, acquisition transactions and other events are forward-looking statements that involve risk and uncertainties. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by Community Health Systems, Inc. with the Securities and Exchange Commission, including the Company’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
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Investor Contact:	W. Larry Cash
Executive Vice President
and Chief Financial Officer
(615) 465-7000